Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between ABACUS LIFE, INC., a Delaware corporation (the “Employer”), and [NAME OF EXECUTIVE], an individual (the “Executive”).

WHEREAS, the Executive will be employed as [                    ]; and

WHEREAS, the Employer and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.    Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to continue to be employed by the Employer for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 25.

2.    Term. The Executive’s employment hereunder shall be effective as of [DATE] (the “Effective Date”) and shall extend for 36 months from this date (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on the last day of the Initial Term and each subsequent anniversary thereof, unless and until the Employer or Executive provides written notice to the other party in accordance with Section 11 hereof not less than 90 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.”

3.    Position and Duties. During the Employment Period, the Executive shall serve as the [                    ] of the Employer. In such capacities, the Executive shall report exclusively to the Board and shall have the duties, responsibilities and authorities customarily associated with such position(s) in a company the size and nature of the Employer. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer; provided that, the Executive may serve on civic, charitable, educational, religious, public interest or public service boards, one for-profit entity board (provided the entity is not a competitor of the Employer) and manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4.    Place of Performance. During the Employment Period, except for reasonable travel on the Employer’s business consistent with the Executive’s position, the Executive shall be based primarily at the Employer’s executive headquarters, currently located in [CITY, STATE].

5.    Compensation and Benefits; Options.

(a)    Base Salary. During the Employment Period, the Employer shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $300,000 per calendar year, less applicable deductions, and prorated for any partial year. Beginning with the first quarter of fiscal year 2023, the Base Salary shall be reviewed for increase by the Employer no less frequently than annually, and shall be increased in the discretion of the Employer and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures. The Executive’s Base Salary may not be decreased during the Employment Period.

(b)    Annual Bonus. For each fiscal year of the Employer ending during the Employment Period, the Executive shall be eligible to earn an annual cash performance bonus (an “Annual Bonus”) based on performance against individual performance objectives determined by the Compensation Committee of the Board (“Committee”) and Executive at the beginning of each fiscal year. The Executive’s annual target bonus opportunity for a fiscal year, which shall be prorated from the Effective Date for fiscal year 2022, shall equal 50% to 200% of the Executive’s Base Salary at the beginning of such year (the “Target Bonus”). The Executive’s Annual Bonus for a fiscal year shall be determined by the Board after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates. Subject to Section 9 below, Executive must be employed on the date the Annual Bonus is paid in order to earn and receive the Annual Bonus.

(c)    Long Term Incentive Equity.

(i)    Annual Award. With respect to each fiscal year of the Employer ending during the Employment Period, the Executive shall be eligible to receive annual equity awards under the Incentive Plan (“Annual Award”). The level of the Executive’s participation in any such plan, if any, shall be determined in the discretion of the Committee from time to time. The target grant value of the Annual Award is [$        ], provided that the actual value eligible for vesting of any grant may be higher or lower based on the establishment of performance criteria determined by the Committee, in its discretion. Terms and conditions of such awards shall be governed by the terms and conditions of the applicable plan and the applicable award agreements.

(ii)    Initial Annual Award. Contingent upon attainment of stockholder approval of the Incentive Plan and the determination of the Committee, for the Employer’s 2023 fiscal year, the Executive shall receive an equity award under the Incentive Plan having a grant date fair value (as determined by the Committee) of [$        ], [    %] of which will be in the form of options and [    %] of which will be in the form of Restricted Stock Units (“RSUs”), in each case, consistent with the terms set forth in Annex A.

(d)    Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks’ vacation annually to be used in accordance with the Employer’s applicable vacation policy.

(e)    Reimbursement of Cell Phone Expense. During the Employment Period, Employer shall reimburse Executive up to $150 per month for the use of a cell phone in connection with Executive’s employment with Employer and in accordance with the Employer’s policy.

(f)    Benefits. During the Employment Period, the Employer shall provide to the Executive employee benefits and perquisites on a basis that is comparable in all material respects to that provided to other similarly situated executives of the Employer. The Employer shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

6.    Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Employer shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7.    Confidentiality, Non-Disclosure and Non-Competition Agreement; Work Product. The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive will have access to and may assist in developing Employer Confidential Information and will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Employer Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Employer Confidential Information and to protect the Employer and the Employer Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Employer and the Employer Affiliates:

(a)    Non-Disclosure.

(i)    During and after the Executive’s employment with the Employer, the Executive will not knowingly use, disclose or transfer any Employer Confidential Information other than as authorized in writing by the Employer or within the scope of the Executive’s duties with the Employer as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information or as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a).

(ii)    Executive understands and agrees that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive further understands that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. Finally, Executive understands that, if she files a lawsuit for retaliation by Employer or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b)    Materials. The Executive will not remove any Employer Confidential Information or any other property of the Employer or any Employer Affiliate from the Employer’s premises or make copies of such materials except for normal and customary use in the Employer’s business as determined reasonably and in good faith by the Executive. The Executive will return to the Employer all Employer Confidential Information and copies thereof and all other property of the Employer or any Employer Affiliate at any time upon the request of the Employer and in any event promptly after termination of Executive’s employment. The Executive agrees to attempt in good faith to identify and return to the Employer any copies of any Employer Confidential Information after the Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature that do not contain Employer Confidential Information.

(c)    No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Employer or any Employer Affiliate (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person.

(d)    Non-Competition.

(i)    During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Employer or the Affiliates, or any person or entity who was such a client or customer of the Employer or the Affiliates within 180 days prior to Executive’s action, to terminate, reduce or alter in a manner adverse to the Employer, any existing business arrangements with the Employer or to transfer existing business from the Employer to any other person or entity, (B) provide services in any capacity to any entity primarily engaged in buying, trading, holding and servicing life insurance products (the “Business”) in any geographic area in which the Employer or the Affiliates conducts that business, or is actively planning to conduct the Business, as of the date of such termination (the “Non-Competition Area”) the or (C) own an interest (directly or indirectly) in any entity engaging in the Business. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.

(ii)    If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e)    Work Product. Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Business and which are conceived, developed or made by Executive (i) while employed by Employer or the Affiliates or (ii) using Employer’s time, material or facilities (collectively, the “Work Product”) belong exclusively to Employer. All Work Product created by Executive while employed by Employer or the Affiliates that relate to the Business will be considered “work made for hire,” and as such, Employer or the Affiliates (as the case may be) is the sole owner of all rights, title, and interests therein. Executive will promptly disclose and deliver such Work Product to Employer or the Affiliates (as the case may be) and, at Employer’s expense, perform all actions reasonably requested by Employer or the Affiliates (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments). Executive acknowledges and agrees that, during the Employment Term, all material business ideas, proposals or other opportunities pertaining to the Business shall be disclosed to Employer.

(f)    Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Employer and the Affiliates will be irreparably injured, the full extent of the damages to the Employer will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and the Affiliates, and the Employer and the Affiliates will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. In signing this Agreement, the Executive gives the Employer assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Employer and the Affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Employer and the Affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force.

8.    Termination of Employment.

(a)    Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)    Death. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death.

(ii)    By the Employer. The Employer may terminate the Executive’s employment upon any one of the following conditions:

(A)    Disability. Employer may terminate Executive’s employment if the Executive becomes substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive the Executive’s compensation and benefits hereunder, reduced by any benefits payable to the Executive under any applicable disability insurance policy or plan). The Executive agrees, in the event of any dispute as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and the Executive, the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws; or

(B)    For or Without Cause. Employer may terminate Executive’s employment immediately for Cause (as defined below) or without Cause upon Employer’s delivery of not less than 30 days’ prior written notice of such termination to Executive.

(iii)    By the Executive. The Executive may terminate the Executive’s employment for Good Reason (as defined below) or without Good Reason upon Executive’s delivery of not less than 30 days’ prior written notice of such termination to the Board.

(b)    Termination. Any termination of the Executive’s employment by the Employer or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and set forth the effective date of termination. Termination of the Executive’s employment shall take effect on the termination date specified in the Notice of Termination.

9.    Compensation Upon Termination.

(a)    Disability. If the Employer terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), the Employer shall pay to the Executive (i) the Accrued Benefits; and (ii) a pro rata portion (based on the number of days during the applicable fiscal period prior to the Date of Termination) of the Annual Bonus the Executive would have earned absent such termination, with such payment to be made based on actual performance and at the time bonus payments are made to executives of the Employer generally. In addition, any outstanding equity awards granted pursuant to Section 5(d)(i)-(ii) that are subject solely to time-based vesting conditions shall immediately vest. The vesting, if any, upon termination as a result of the Executive’s Disability of any outstanding equity awards that are subject to performance-based vesting conditions shall be determined based on actual performance in the applicable fiscal period in which termination occurs, and the Executive will vest in any such awards to the extent performance metrics are ultimately achieved. Except as set forth herein, the Employer shall have no further obligation to the Executive under this Agreement.

(b)    Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Employer shall pay to the Executive’s legal representative or estate, and the Executive’s legal representative or estate shall be entitled to, as applicable, (i) the amounts set forth in Section 9(a). Except as set forth herein, the Employer shall have no further obligation to the Executive under this Agreement.

(c)    Termination by the Employer for Cause or by the Executive without Good Reason. If, during the Employment Period, the Employer terminates the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Employer shall pay to the Executive the Accrued Benefits. Except as set forth herein, the Employer shall have no further obligations to the Executive under this Agreement.

(d)    Termination by the Employer without Cause or by the Executive with Good Reason. Subject to Section 9(e), if the Employer terminates the Executive’s employment during the Employment Period for a reason other than for Cause or due to the Executive’s Disability pursuant to Section 8(a)(ii)(A) or if the Executive terminates his employment hereunder with Good Reason, subject to the Executive’s compliance with Section 7, (i) the Employer shall pay the Executive (A) the Accrued Benefits, (B) a pro rata portion (based on the number of days during the applicable fiscal period prior to the Date of Termination) of the Annual Bonus the Executive would have earned absent such termination, with such payment to be made based on actual performance and at the time bonus payments are made to executives of the Employer generally, (C) any unpaid Annual Bonus from the fiscal year prior to the Date of Termination, to the extent such Annual Bonus is unpaid as of the Date of Termination, and (D) continued Base Salary for 12 months following the Date of Termination or the remainder of the Initial Term (whichever is greater) (the “Severance Period”) payable in equal installments in accordance with the

Employer’s normal payroll practices (the “Cash Severance Payment”); (ii) any unvested awards granted to the Executive under the Incentive Plan shall continue to vest during the Severance Period to the extent that such awards would have become vested had he remained employed through the end of the Severance Period; and (iii) the Executive shall be entitled to additional payments, payable in equal installments in accordance with the Employer’s normal payroll practices, equal to the total costs that would be incurred by the Executive to obtain and pay for continued coverage under the Employer’s health insurance plans during the Severance Period, but no more than 18 months following the Date of Termination) (the “Continued Coverage Payment”). The compensation and benefits set forth in this Section 9(d)(i) and (ii), excluding the Accrued Benefits, shall be referred to herein as the “Severance Benefits”). For the purposes of this Agreement, a non-renewal notice by the Employer pursuant to Section 2 shall be treated as a termination by the Employer without Cause.

(i)

(e)    Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Employer of the Executive’s employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the Severance Benefits or the CIC Severance Benefits (as the case may be) shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Benefits or CIC Severance Benefits (as the case may be), the Executive must execute a release of claims in a form to be provided by the Employer (the “Release”). To be eligible for Severance Benefits or CIC Severance Benefits, the Executive must execute and deliver the Release, and such Release must become irrevocable, within 60 days of the Date of Termination. The Cash Severance Payment shall be made, and the continuing health insurance coverage shall commence, promptly after the Release becomes irrevocable; provided that to the extent the 60-day period spans two calendar years and to the extent required to comply with Code Section 409A, such payments shall be made or commence, as applicable, on the 60th day following the Date of Termination.

(f)    No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain.

10.    Section 280G.

(a)    Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by Employer or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 10 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)    The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c)    Any determination required under this Section 10 shall be made in writing in good faith by an independent accounting firm selected by Employer that is reasonably acceptable to the Executive (the “Accountants”). Employer and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. For purposes of making the calculations and determinations required by this Section 10, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on Employer and the Executive. The Executive shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 10.

11.    Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)    If to the Employer:

[INSERT CONTACT INFO]

(ii)    If to the Executive:

[INSERT CONTACT INFO]

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.    Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.    Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement (whether entered into before or after the date hereof) regarding the subject matter hereof.

14.    Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 15, 16, 18, 19, 21 and 22 hereof and this Section 14 shall survive the termination of employment of the Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

15.    Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

16.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17.    Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18.    Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19.    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

20.    Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

21.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22.    Withholding. The Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.

23.    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Employer (with specificity as to the reason therefor) that the Executive believes that any provision of this

Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Employer concurs with such belief or the Employer (without any obligation whatsoever to do so) independently makes such determination, the Employer shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Employer of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. With respect to any payment or benefit considered to be nonqualified deferred compensation under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

24.    Indemnification. Employer hereby agrees to indemnify the Executive and provide directors and officers liability insurance coverage to the Executive, in each case, on terms and conditions no less favorable than those provided to members of the Board.

25.    Definitions.

“Accrued Benefits” means (i) Base Salary through the Date of Termination; (ii) accrued and unused vacation pay; (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (iv) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Employer. Amounts payable pursuant to the clauses (i) - (iii) shall be paid promptly after the Date of Termination in accordance with applicable law, and all other amounts will be paid in accordance with the terms of the applicable plan, program or arrangement (as modified by this Agreement).

“Affiliates” means any entity controlled by, in control of, or under common control with, the Employer.

“Board” means the Board of Directors of the Employer.

“Cause” shall be limited to the following events: (i) the Executive’s repeated failure to perform the Executive’s material duties (other than as a result of total or partial incapacity due to physical or mental illness), (ii) the Executive’s conviction of, or plea of guilty or no contest to, or a finding of liability under (x) a felony under the laws of the United States or any state thereof, (y) any other crime of moral turpitude, including those involving fraud or theft, or (z) any civil action by the Securities and Exchange Commission, or other governmental agency, related to securities fraud or insider trading, iii) the Executive’s willful misconduct in connection with the Executive’s duties or any willful act or omission which is injurious to the financial condition or business reputation of Employer or any of its subsidiaries or affiliates, (iv) the Executive’s material breach of this Agreement, including the restrictions contained in Section 7 or any other restrictive covenant by which the Executive may be bound, or (v) the Executive’s willful refusal to perform a written and lawful directive of the Board. A termination will not be for “Cause” pursuant to clause (i) or (v) of the above to the extent such conduct is curable, unless Employer shall have notified Employee in writing describing such conduct and Employee shall have failed to cure such conduct within ten (10) business days after her receipt of such written notice..

“Change in Control” shall have the meaning set forth in the Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

“Employer Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.

“Employer Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Employer or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending transaction between Employer and an existing or pending client or customer, in each case, received by the Executive in the course of his employment by the Employer or in connection with his duties with the Employer. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer competes and information or knowledge possessed by the Executive prior to his employment by the Employer, shall not be considered Employer Confidential Information.

“Good Reason” means, unless otherwise agreed to in writing by the Executive: (i) a material breach by Employer of the Agreement; (ii) a material and sustained diminution in Executive’s job title or duties and responsibilities; (iii) a reduction in Executive’s base salary; or (iv) a requirement for Executive to be based in and primarily render services in a location other than fifty (50) miles from the place of performance set forth in Section 4 above. Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (x) he has provided written notice to the Board of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days after Executive’s first obtaining knowledge of the initial existence of such grounds, (y) Employer has not cured such circumstances within thirty (30) business days from the date on which such notice is provided by Executive to Employer and (z) the Executive resigns from his or her employment effective no later than 30 days after the expiration of Employer’s cure period as set forth in clause (y) of this sentence.

“Incentive Plan” means the Abacus Life, Inc. 2023 Long-Term Equity Compensation Incentive Plan.

“Non-Compete Period” means the period beginning on the Effective Date and ending twenty-four (24) months after the termination of Executive’s employment (for whatever reason).

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

ABACUS LIFE, INC.

By:
Date:

Name:
Title:

EXECUTIVE

ANNEX A

Terms of Long Term Incentive Equity

Initial Annual Award:	[ %] time-vested stock options and [ %] RSUs vesting ratably over 4 years valued at [$ ] at grant. A minimum of 25% of the Initial Annual Award will vest if termination by the Employer without Cause or by the Executive with Good Reason occurs within the first year of grant.